Exhibit 99.1

CH2M reports results for the third quarter of 2016; details transition to client-centric operating model

Jan. 19, 2017
Access our SEC filings here.

•                  Q3 revenue declines six percent to $1.28 billion

•                  Charges for two fixed-price projects drive $108 million operating loss

•                  Net income of $16 million; $0.40 per diluted share, reflecting pension redesign tax benefit

•                  Client-centric operating model to yield $90—$100 million in annual savings

DENVER, Colo.: Jan. 19, 2017 — CH2M today reported results for the third quarter ended Sept. 30, 2016, noting revenue of $1.28 billion versus $1.37 billion a year ago. Third-quarter net income of $16 million, or $0.40 per diluted share, included a tax benefit of $46 million related to a pension plan redesign. A year ago, CH2M posted $39 million in net income, or $1.22 per diluted share.

Charges for two unfavorable, at-risk construction projects negated operating income, including a $59 million charge for CH2M’s share of estimated cost increases for delays and productivity shortfalls on a fixed-price, engineer-procure-construct power plant project in Australia, the final contract in the fixed-price power EPC business the company announced it was exiting in the third quarter of 2014. In addition, CH2M recorded a charge of $66 million for higher cost estimates on a fixed-price, design-build tollway project in Texas. In both cases, the charges include no recovery assumptions for change orders and claims, which the company continues to pursue aggressively.

As a consequence of the cost growth on these two projects, the company used $130 million in cash from operations year-to-date, compared with $78 million generated during the same period in 2015.

“It’s frustrating when the same two legacy projects keep weighing on our financial performance, especially because they overshadow improvements in our core business, which remains sound despite the headwinds our broader industry is facing,” said CH2M Chairman and CEO Jacqueline Hinman. Describing plans launched during the quarter to transition the firm’s operating model, Hinman said, “Building on the success of our client-centric strategy, we’re creating a competitively distinct operating model focused on discrete client sectors, rather than common location-based or vertical-market models. We’ll become one of the first in our industry to align completely around our clients, unlocking global, best-practice expertise and proven delivery methods to drive greater safety, innovation, quality and efficiency across project lifecycles. We see this as a game-changer for our clients and all of our stakeholders.”

While revenue backlog is down from last year due to several large design-build water projects that are winding down and which are expected to be replaced this year, Hinman cited a 30-percent surge in gross margin won from new contracts with the firm’s top 100 clients as the catalyst for CH2M to fully operationalize the client-centric strategy. “Since moving to client-focused account management last year, we’ve sustained healthy revenue backlog of nearly $9 billion, and our gross margin opportunity pipeline has grown by 35 percent.”

The operating model change, slated to deliver $90-100 million in annual savings upon full implementation in the first quarter of 2017, will establish a simplified structure aligned around three client sectors: national governments; state and local governments; and private-sector clients, enabling a seamless interface across practice disciplines, backed by centralized

CH2M Third Quarter 2016 Earnings Report

corporate functions. By eliminating activities duplicated in its old matrix structure, the firm expects to free up capacity to invest in common tools, processes, technology, innovation and employee development. CH2M plans to record pretax charges of $50-70 million to implement the change, primarily for severance benefits for affected employees and facilities consolidation costs.

CH2M has filed a Form 8-K dated January 18, 2017 and an amended Form 10-K/A for the year ended December 25, 2015 due to the determination that pre-tax cost growth on a fixed-price, design build tollway project in Texas of $21 million recorded in the 4th quarter of 2015 should have been reflected as $18 million in the 2nd quarter of 2015 and $3 million in the 3rd quarter of 2015. There is no change to the amounts previously reported for the full year ended December 25, 2015.

Business segments and operating results

Environment and Nuclear

The Environment and Nuclear segment grew third-quarter revenue by 32 percent to $559 million, noting higher volumes associated with a large, multi-year nuclear project in Canada commenced late in 2015, and additional environmental work serving the U.S federal government. The business posted $29 million in operating income in the quarter—up 38 percent from a year ago—reflecting reduced selling, general and administrative costs and incremental income from the Canadian nuclear project.

Water

Revenue in the Water segment fell 13 percent to $298 million in the quarter, as growth from two large flood-management programs was offset by greater volume declines for several contracts reaching completion and dampening effects from the economic distress in the energy industry and Puerto Rico. The business boosted operating income by 25 percent to $31 million, benefiting from an improved mix of higher margin consulting services as well as a gain on the acquisition of a controlling interest in one of our joint ventures.

Transportation

The Transportation segment’s revenue declined six percent to $235 million during the quarter. Despite increased project volume in Canada, the fixed-price, design-build tollway project in Texas clouded much of the segment’s progress, as well as reduced work attributed to economic weakness in the Middle East and a negative currency effect on the British Pound for work in the United Kingdom. Further changes for the aforementioned fixed-price, design-build contract again drove up estimated costs to complete the project by $66 million during the quarter, which drove the business to a $58 million operating loss.

Energy and Industrial

The Energy and Industrial segment revenue declined 27 percent to $211 million in the third quarter compared with a year ago, reflecting lower volume, project scope, and client concessions on services, operations and maintenance contracts given the prolonged oil and gas industry slump in the U.S., Canada and Middle East. The segment operating loss in the current quarter was $3 million.

Power EPC (Engineer-Procure-Construct)

In the Power EPC business that the firm is exiting, CH2M recorded an operating loss of $107 million primarily due to the consolidated joint venture caused by increased costs to complete the above-referenced fixed-price EPC project in Australia.  CH2M’s share of the project loss was $59 million.

Outlook

For the full-year 2016 outlook, CH2M currently expects essentially flat revenue and lower earnings compared with the prior year’s results.

Selected financial data providing comparative third-quarter and year-to-date results follow.  Amounts for 2015 have been restated.

Consolidated Income Statements

CH2M and subsidiaries, unaudited
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Gross revenue	$1,279,230	$1,365,186	$3,872,921	$3,949,320
Equity in earnings of joint ventures and affiliated companies	26,877	14,890	44,647	36,908
Operating expenses:
Direct cost of services	(1,189,167)	(1,096,008)	(3,497,257)	(3,190,539)
Selling, general and administrative	(225,290)	(220,246)	(692,915)	(679,619)
Operating (loss) income	(108,350)	63,822	(272,604)	116,070
Other income (expense):
Interest income	136	56	306	158
Interest expense	(3,873)	(3,041)	(10,019)	(11,421)
(Loss) income before provision for income taxes	(112,087)	60,837	(282,317)	104,807
Benefit (provision) for income taxes	78,438	(12,332)	118,202	(25,691)
Net (loss) income	(33,649)	48,505	(164,115)	79,116
Less: loss (income) attributable to noncontrolling interests	49,582	(9,060)	142,585	(12,423)
Net income attributable to CH2M	$15,933	$39,445	$(21,530)	$66,693
Net income (loss) attributable to CH2M per common share:
Basic	$0.40	$1.22	$(1.22)	$2.26
Diluted	$0.40	$1.22	$(1.22)	$2.26
Weighted average number of common shares:
Basic	25,356,689	27,139,832	25,816,819	27,281,219
Diluted	25,389,138	27,198,832	25,816,819	27,297,219

Business Segment Financial Review

CH2M and subsidiaries, unaudited
(Dollars in thousands)

	Three Months Ended
	September 30, 2016		September 25, 2015
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)

Energy and Industrial	$211,056	$(2,574)	$288,877	$5,028
Environment and Nuclear	558,654	28,557	421,860	20,739
Transportation	234,509	(57,996)	250,497	5,237
Water	298,390	30,957	342,744	24,804
Power EPC	(23,379)	(107,294)	61,208	8,014
Total	$1,279,230	$(108,350)	$1,365,186	$63,822

	Nine Months Ended
	September 30, 2016		September 25, 2015
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)

Energy and Industrial	$673,073	$2,212	$880,757	$25,438
Environment and Nuclear	1,604,634	68,343	1,177,061	61,642
Transportation	705,179	(114,466)	722,202	(49,842)
Water	897,698	70,872	1,036,965	73,716
Power EPC	(7,663)	(299,565)	132,335	5,116
Total	$3,872,921	$(272,604)	$3,949,320	$116,070

Selected Balance Sheet Items

CH2M and subsidiaries, unaudited

(Dollars in thousands)

	September 30, 2016	December 25, 2015
Cash and cash equivalents	$126,274	$197,021
Total current assets	1,464,725	1,671,191
Total assets	2,829,325	2,861,299
Total short-term debt	2,224	2,069
Total current liabilities	1,431,027	1,476,325
Long-term debt	420,469	299,593
Total liabilities	2,510,045	2,483,968
Stockholders’ equity	$319,280	$377,331

Selected Statement of Cash Flow Items

CH2M and subsidiaries, unaudited

(Dollars in thousands)

	Nine Months Ended
	September 30, 2016	September 25, 2015
Net (loss) income	$(164,115)	$79,116
Net cash (used in) provided by operating activities	(129,947)	78,404
Net cash (used in) provided by investing activities	(109,018)	15,330
Net cash provided by (used in) financing activities	185,212	(58,970)
Effect of exchange rate changes on cash	(16,994)	(11,303)
(Decrease) increase in cash and cash equivalents	(70,747)	23,461
Cash and cash equivalents, beginning of period	197,021	131,477
Cash and cash equivalents, end of period	$126,274	$154,938

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of net (loss) income attributable to CH2M and net (loss) income per diluted common share attributable to CH2M adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30, 2016
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$1,279	$23	$1,302
Net income (loss) attributable to CH2M	$16	$(6)	$10
Net income (loss) per diluted common share	$0.40	$(0.19)	$0.21

(A) Adjustments relate to 1) revenue from our Power EPC business of ($23 million), and 2) costs incurred related to the 2016 Restructuring Plan of $3 million (or $0.11 per diluted share), after-tax loss from our Power business of $37 million (or $1.49 per diluted share) and tax benefit of pension redesign of $46 million (or $1.79 per diluted share).

	Three Months Ended September 25, 2015
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$1,365	$(61)	$1,304
Net income attributable to CH2M	$39	$5	$44
Net income per diluted common share	$1.22	$0.14	$1.36

(A) Adjustments relate to 1) revenue from our Power EPC business of $61 million, and 2) costs incurred related to the 2014 Restructuring Plan and include after-tax restructuring charges of $6 million (or $0.19 per diluted share) and after-tax income from our Power business of $1 million (or $0.05 per diluted share).

	Nine Months Ended September 30, 2016
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$3,873	$8	$3,881
Net (loss) income attributable to CH2M	$(22)	$60	$38
Net (loss) income per diluted common share	$(1.22)	$2.13	$0.91

(A) Adjustments relate to 1) revenue from our Power EPC business of ($8 million), and 2) costs incurred related to the 2016 Restructuring Plan of $3 million (or $0.11 per diluted share), after-tax loss from our Power business of $103 million (or $3.87 per diluted share) and tax benefit of pension redesign of $46 million (or 1.85 per diluted share).

	Nine Months Ended September 25, 2015
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$3,949	$(132)	$3,817
Net income attributable to CH2M	$67	$17	$84
Net income per diluted common share	$2.26	$0.61	$2.87

(A) Adjustments relate to 1) revenue from our Power EPC business of $132 million, and 2) costs incurred related to the 2014 Restructuring Plan and include after-tax restructuring charges of $17 million (or $0.61 per diluted share).

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure (continued)

Notes:

Costs for the 2014 Restructuring Plan are associated with our activities to reduce overhead costs and achieve important business objectives, including improving efficiency, reducing risk and providing more long-term value for its stockholders.

Costs for the 2016 Restructuring Plan are associated with our activities to more fully align global operations with the Company’s client-centric strategy, including a simplified organization structure and streamlined delivery model to achieve higher levels of profitable growth and primarily related to employee severance and termination benefits and lease termination fees.

Adjustments for revenue and after-tax income (loss) related to our Power EPC business remove the results of this business unit. In the first quarter of 2014, we shifted our focus away from pursuing and contracting fixed price EPC power projects, and elected to exit the Power EPC business.

The tax benefit of pension redesign relates to an agreement we made with the Trustees of the largest defined benefit pension plan that came with a prior acquisition to redesign our obligations in this scheme to better ensure the sustainability of the acquisition over the long term.

Conference Call

As announced on the company’s investor website, CH2M will host the Third Quarter 2016 Stockholder Call on January 20, 2017, from 9:00 a.m. until 10:00 a.m. U.S. Mountain Standard Time, providing an update on firm performance and the stock program. Details can be found at ir.ch2m.com.

About CH2M

CH2M leads the professional services industry delivering sustainable solutions benefiting societal, environmental and economic outcomes with the development of infrastructure and industry. In this way, CH2Mers make a positive difference providing consulting, design, engineering and management services for clients in water; environment and nuclear; transportation; energy and industrial markets, from iconic infrastructure to global programs like the Olympic Games. Ranked among the World’s Most Ethical Companies and top firms in environmental consulting and program management, CH2M in 2016 became the first professional services firm honored with the World Environment Center Gold Medal Award for efforts advancing sustainable development. Connect with CH2M at www.ch2m.com; LinkedIn; Twitter; and Facebook.

Forward-looking Statements

This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, the amount and timing of charges and expenditures related to our restructuring activities, as well as the anticipated savings and operating efficiencies; business strategies; client market segment concerns; and growth opportunities. Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, among others, our ability to manage the costs associated with our fixed-price contracts, our ability to maintain the liquidity necessary for our operations, difficulties or delays incurred in the execution of our contracts, difficulties or delays incurred in the implementation of our restructuring activities and changes in the level of activity in the hydrocarbon industry.  We undertake no duty to update any forward-looking statements made herein.  All forward-looking statements speak only as of the date of this earning release.

This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K, the related Amendment No. 1 on Form 10-K/A and quarterly reports on Form 10-Q, which include a more comprehensive list of factors that could cause actual operational and financial results to differ from those expected. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.